UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2022

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 10, 2022, Fair Isaac Corporation (the “Company”) announced that Stephanie Covert has taken on an expanded role as Executive Vice President, Software, where she will be responsible for all elements of the Company’s software business, including software technology, product management, service, sales and marketing functions. In connection with this organizational change, Claus Moldt, previously the Company’s Executive Vice President, Chief Technology Officer, has transitioned into the role of Vice President, Technology with the Company, effective as of January 6, 2022.

In connection with Mr. Moldt’s transition to his role as Vice President, Technology, the Company has entered into a new Letter Agreement with Mr. Moldt, which will replace his existing letter agreement with the Company. The term of the Letter Agreement is from January 6, 2022 through December 31, 2022. Pursuant to the Letter Agreement, Mr. Moldt’s base salary will remain unchanged from his previous compensation. So long as Mr. Moldt remains employed by the Company through December 10, 2022, any equity awards previously granted to Mr. Moldt but not yet vested shall vest subject to and in accordance with the vesting schedules and terms of the plans under which such awards were granted and as described in the Letter Agreement. In his new role, Mr. Moldt will no longer be eligible to participate in the Company’s Management Incentive Plan.

If Mr. Moldt voluntarily terminates his employment for any reason prior to December 10, 2022, Mr. Moldt will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to one times the sum of (A) his annual base salary in effect on the last day of his employment, plus (B) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Moldt’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, in the event that Mr. Moldt remains employed with the Company through December 10, 2022, he will not be entitled to any severance payments but will be entitled to continuation of certain benefits pursuant to COBRA for 12 months following his termination of employment unless he is terminated by the Company for “cause” (as defined in the Letter Agreement). Mr. Moldt’s receipt of any severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

The foregoing description of the Letter Agreement applicable to Mr. Moldt is a summary only and is qualified in all respects by reference to the full text of the Letter Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

A press release by the Company announcing the appointment is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibits	Description

10.1	Letter Agreement dated January 6, 2022 by and between the Company and Claus Moldt

99.1	Press Release dated January 10, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Corporate Secretary

Date: January 10, 2022